UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2013

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1510 Cotner Avenue

Los Angeles, California  90025

(Address of Principal Executive Offices) (Zip Code)

(310) 478-7808

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.       Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 8, 2013, the Audit Committee of the Board of Directors of RadNet, Inc. (the “Company”), based on the recommendation of management, and after discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, determined that the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 and Ernst & Young LLP’s reports thereon (including Ernst & Young LLP’s report on the effectiveness of internal control over financial reporting), should no longer be relied upon because of the impact of an overstatement of deferred tax assets.

In the fourth quarter of 2012, the Company recorded a benefit from income taxes of approximately $60.4 million primarily related to releasing a valuation allowance against its deferred tax assets. In November 2013, during a review of the Company’s work papers supporting its deferred tax assets, management discovered an error in the historical tax treatment of certain mark-to-market adjustments recorded in relation to its interest rate swaps, dating back as far as 2009. This error caused the Company’s deferred tax assets to be overstated by approximately $4.3 million and unrecognized tax benefit liability (included in accounts payable, accrued expenses and other) to be understated by approximately $0.4 million at December 31, 2012. Periods prior to the fourth quarter of 2012 were not significantly impacted by the overstatement as the Company had a valuation allowance established against the overstated deferred tax assets.

To correct the overstatement of the income tax benefit described above, the Company intends to amend its Annual Report on Form 10-K for the year ended December 31, 2012 originally filed with the SEC on March 18, 2013 and amended on April 1, 2013.

The restatement is expected to change the following line items in the Company’s consolidated financial statements:

	As Previously
	Reported	As restated
As of and for the year ended December 31, 2012
Current portion of deferred tax assets	$7,607	$7,607
Deferred tax assets, net of current portion	52,790	48,535
Total deferred tax assets	60,397	56,142
Accounts payable, accrued expenses and other	105,929	106,357
Accumulated deficit	(171,093)	(175,776)
Net income	64,287	59,604
Net income attributable to RadNet, Inc. common stockholders	64,517	59,834
Basic net income per share attributable to RadNet, Inc. common stockholders	1.71	1.58
Diluted net income per share attributable to RadNet, Inc. common stockholders	1.64	1.52

	As Previously
	Reported	As restated
For the three months ended December 31, 2012
Net income	$56,559	$51,876
Net income attributable to RadNet, Inc. common stockholders	56,629	51,946
Basic net income per share attributable to RadNet, Inc. common stockholders	1.47	1.35
Diluted net income per share attributable to RadNet, Inc. common stockholders	1.42	1.31

The Company intends to file the restated financial statements with the Securities and Exchange Commission as soon as practicable and prior to filing its report on Form 10-Q for the quarter ended September 30, 2013.

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The Company has determined that the overstatement of its benefit from income taxes together with the associated restatements resulted from a material weakness in its internal control over financial reporting related to the processes, procedures and controls surrounding the Company’s accounting for income taxes. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses precludes a conclusion by management that a corporation’s internal control over financial reporting is effective. In addition, the Company believes that its disclosure controls and procedures were not effective as of December 31, 2012. As a result, management believes that the restatement discussed herein will require the Company to issue a new Report of Management on Internal Control Over Financial Reporting as of December 31, 2012 and will require the Company to revise its conclusions regarding the effectiveness of its disclosure controls and procedures in its Annual Report on Form 10-K for the year ended December 31, 2012 due to this material weakness. The Company is currently in the process of remediating the weakness in internal control over financial reporting referred to above by designing and implementing new procedures as they relate to the Company’s accounting for income taxes.

The Company has determined that the above did not impact its compliance to date with the financial covenants set forth in its credit agreement. Taking into account the adjustments outlined above, the Company would have continued to be in compliance with such financial covenants for all relevant prior periods.

The Audit Committee of the Board of Directors has discussed the matters disclosed in this filing with the Company’s independent registered public accounting firm, Ernst & Young LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2013	RadNet, Inc.

	By:	/s/ Mark Stolper
	Name:	Mark Stolper
	Title:	Executive Vice President and Chief Financial Officer

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